Exhibit 99.1

Investor Relations

eOn Communications

800-955-5321

investorrelations@eoncc.com

For Release 4:30 PM ET, December 14, 2006

eOn Communications Reports Fifth Consecutive Quarter of Profitability

SAN JOSE (December 14, 2006) – eOn Communications Corporation™ (NASDAQ: EONC), a leading provider of telecommunications solutions, today reported profitable first quarter fiscal 2007 results. This represents the fifth consecutive quarter of profitable results delivered by the Company.

Net income for the quarter was $40,000, or less than $0.01 per common share, compared to net income of $505,000, or $0.04 per common share in the quarter ended October 31, 2005. Net income in the quarter ended October 31, 2005 included income from discontinued operations of $107,000 and an extraordinary gain of $217,000. Revenue for the quarter was $2,708,000, a decrease of 15% compared to $3,172,000 for the quarter ended October 31, 2005.

During the quarter ended October 31, 2006, the Company implemented Statement of Financial Accounting Standards No. 123R, which requires companies to estimate the cost of all forms of stock-based compensation and record a commensurate expense in the statement of operations. Pro forma earnings from continuing operations, excluding stock-based compensation of $80,000, would have been $120,000 or $0.01 per common share for the quarter ended October 31, 2006 compared to $181,000 or $0.01 per common share for the same period in the previous year.

Cash and cash equivalents and short-term marketable securities increased 7% to $7,162,000 from $6,684,000 as of July 31, 2006.

“I am pleased to report that we have delivered our fifth consecutive profitable quarterly performance,” stated David Lee, eOn’s chairman and chief executive officer. “Going forward our focus will be on improving the company’s performance by leveraging both organic growth and strategic partnerships.”

Conference Call

The Company will host a conference call at 4:45 p.m. ET, December 14, 2006, to discuss first quarter results. To hear the call, dial 800-263-8506 or visit our investor relations website at investor.eoncc.com. A replay of the call will be posted to our investor relations website shortly following the call.

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About eOn Communications™

eOn Communications Corporation™ is a global provider of innovative communications solutions. Backed by over 20 years of telecommunications engineering expertise, our solutions enable our customers to easily leverage advanced technologies in order to communicate more effectively. To find out more information about eOn Communications and its solutions, visit the World Wide Web at www.eoncommunications.com, or call 800-955-5321.

Note:

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including technical and competitive factors, which could cause the Company’s results and the timing of certain events to differ materially from those discussed in the forward-looking statements. Such risks are detailed in eOn Communications Corporation’s most recent Form 10-Q filing with the Securities and Exchange Commission.

eOn Communications Corporation, the mark eOn, and eQueue are trademarks of eOn Communications Corporation.

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eOn Communications Corporation

Condensed Consolidated Statements of Operations

(Dollars in thousands, except per share data)

Unaudited

	Three Months Ended October 31,
	2006	2005
REVENUE
Net revenue	$2,708	$3,172

COST OF REVENUE
Cost of revenue	943	1,060

Gross profit	1,765	2,112

OPERATING EXPENSE
Selling, general and administrative	1,057	1,270
Research and development	742	671
Other expense, net	6	24

Total operating expense	1,805	1,965

Income (loss) from continuing operations	(40)	147
Interest income	80	34

Income from continuing operations before income taxes	40	181

Income tax expense	—	—

Income from continuing operations after income taxes	40	181

DISCONTINUED OPERATIONS
Income from discontinued operations, net of tax of $36 and minority interest of $91	—	107

Income from discontinued operations	—	107

Income before extraordinary item	40	288
EXTRAORDINARY ITEM
Extraordinary gain, net of income taxes of $0	—	217

Net income	$40	$505

COMPREHENSIVE INCOME
Net income	$40	$505
Foreign currency translation adjustment	—	8

Comprehensive income	$40	$513

Weighted average shares outstanding:
Basic	13,547	12,961
Diluted	13,725	13,039

Basic income per share:
From continuing operations after income taxes	*	$0.01
From discontinued operations, net of tax and minority interest	—	0.01
From extraordinary gain, net of income taxes	—	0.02

Basic income per share	*	$0.04

Diluted income per share:
From continuing operations after income taxes	*	$0.01
From discontinued operations, net of tax and minority interest	—	0.01
From extraordinary gain, net of income taxes	—	0.02

Diluted income per share	*	$0.04

*	Less than $0.01.

eOn Communications Corporation

Condensed Consolidated Balance Sheets

(Dollars in thousands, except share and per share amounts)

	October 31, 2006	July 31, 2006
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,012	$934
Marketable securities	6,150	5,750
Trade accounts receivable, net of allowance of $353 and $372, respectively	1,681	1,639
Trade accounts receivable - related party	53	27
Proceeds receivable from sale of discontinued operations	—	89
Inventories	2,046	2,167
Prepaid and other current assets	273	289

Total current assets	11,215	10,895

Property and equipment, net	318	338
Long-term receivable, net of allowance of $232	153	153
Goodwill	418	418
Investments	301	301

Total assets	$12,405	$12,105

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$437	$453
Trade accounts payable - related party	203	72
Deferred acquisition payment	397	397
Accrued expenses and other	1,430	1,376

Total current liabilities	2,467	2,298
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.001 par value, (10,000,000 shares authorized, no shares issued and outstanding)	—	—
Common stock, $0.001 par value (50,000,000 shares authorized, 14,139,051 and 14,128,922 shares issued, respectively)	14	14
Additional paid-in capital	55,121	55,030
Treasury stock, at cost (676,900 shares)	(1,502)	(1,502)
Accumulated deficit	(43,695)	(43,735)

Total stockholders' equity	9,938	9,807

Total liabilities and stockholders' equity	$12,405	$12,105

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